UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K/A
(Amendment No. 1)

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission file number 1-10582

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

Orbital ATK, Inc. 401(k) Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Orbital ATK, Inc.
45101 Warp Drive
Dulles, VA 20166
Orbital ATK, Inc.
401(k) Plan

Financial Statements as of and for the
Years Ended December 31, 2017 and 2016,
Supplemental Schedule as of December 31, 2017,
and Report of Independent Registered Public
Accounting Firm (EIN #41-1672694) (Plan No. 003)

Explanatory Note

The sole purpose of this Amendment No. 1 on Form 11-K/A is to remove Exhibit 23.1 - Consent of Independent Registered Public Accounting Firm, which was erroneously filed with the Form 11-K originally filed on June 26, 2018 (the "Original Filing"). Other than as set forth above, this Amendment No.1 does not reflect any changes to the Original Filing, and, accordingly, this Amendment No.1 does not reflect events that may have occurred after the Original Filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Orbital ATK, Inc. 401(k) Plan

By:	ORBITAL ATK, INC.
As Plan Sponsor of the
Orbital ATK, Inc. 401(k) Plan

By:	/s/ Christopher Voci
Name:	Christopher Voci
Title:	VP & Controller

Date:  June 29, 2018

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